TAIT, WELLER & BAKER

                          CERTIFIED PUBLIC ACCOUNTANTS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                          ON INTERNAL CONTROL STRUCTURE

BOARD OF TRUSTEES
THE WILLIAMSBURG INVESTMENT TRUST
CINCINNATI, OHIO

In planning and performing our audit of the financial statements of The Tattersall Bond Fund, The Tattersall Short-Term Bond Fund, The Jamestown Balanced Fund, The Jamestown Equity Fund, The Jamestown International Equity Fund, The Jamestown Tax Exempt Virginia Fund, FBP Contrarian Balanced Fund, FBP Contrarian Equity Fund, The Government Street Bond Fund, The Government Street Equity Fund, The Alabama Tax Free Bond Fund and The Davenport Equity Fund, each a series of shares of beneficial interest of The Williamsburg Investment Trust, for the year ended March 31, 1999, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the Funds is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses, as defined above, as of March 31, 1999.

This report is intended solely for the information and use of management and the Securities and Exchange Commission, and should not be used for any other purpose.

                                                     /s/ Tait, Weller & Baker

PHILADELPHIA, PENNSYLVANIA
APRIL 30, 1999